Exhibit 99.1

Bellerophon Announces $3.0 Million Registered Direct Offering

Warren, NJ, May 10, 2017 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today announced that it has entered into a definitive agreement with a single institutional investor for an offering of shares of its common stock with gross proceeds of $3.0 million in a registered direct offering. The closing of the offering is expected to take place on or about May 15, 2017, subject to the satisfaction of customary closing conditions.

In connection with the offering, Bellerophon will issue 2,000,000 registered shares of common stock at a purchase price of $1.50 per share. Concurrently in a private placement, Bellerophon will issue warrants to purchase up to 1,000,000 shares of its common stock. For each share of common stock purchased in the registered direct offering, such investor in a private placement will receive an unregistered warrant to purchase 0.50 share of common stock. The warrants have an exercise price of $1.50 per share, will be exercisable upon the six month anniversary of the issue date, and will expire five and a half years from the issue date.

H.C. Wainwright & Co. is acting as the exclusive placement agent in connection with the offering.

Bellerophon intends to use the net proceeds from the offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses and general and administrative expenses.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a "shelf" registration statement (File No. 333-211166). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

A prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Copies of the prospectus supplement, when filed with the SEC, and accompanying prospectus relating to this offering may also be obtained from H.C. Wainwright & Co., LLC, by emailing placements@hcwco.com or by calling 646-975-6996.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bellerophon
Bellerophon Therapeutics, Inc. is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials in 2016. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Idiopathic Pulmonary Fibrosis (PH-IPF), both of which are in Phase 2 development.

Forward-Looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. The closing of the offering is subject to market and customary closing conditions and there can be no assurance as to whether or when the offering will close. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At Bellerophon:                    At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Officer        Bob Yedid
(908) 574-4767                    (646) 597-6989
bob@lifesciadvisors.com